Exhibit 10.19

(TRANSLATION)

SERVICE AGREEMENT

FOR IT SYSTEMS

By and between

The first Party,

FERROPEM SAS, Simplified Joint-Stock Company, with capital of 165,243,255 euros, registered in the Company and Trade Register of Chambéry under number 642 005 117, whose business headquarters are located at 517 avenue de la Boisse, 73000 Chambéry – France, represented herein by Jean-Marie Reynaud, acting in his capacity as General Manager of Operations France, by virtue of the powers, currently in effect, granted to him by Mr. Javier de Peñaranda y Algar, General Manager of FERROPEM, on 6 July 2005 (hereinafter referred to as “FERROPEM”),

And the second Party,

ESPACIO INFORMATION TECHNOLOGY, S.A., Public Limited Company with capital of 456,768 euros, registered in the Companies Register of Madrid in Volume 3,906, Book 0, Sheet 45, Section 8, Page No. M-65467, 1st Registration, whose business headquarters are located at 45-47 C/Gobelas 28023 Madrid, represented herein by Carlos Lafitte Pradal, acting in his capacity as General Manager, by virtue of the powers, currently in effect, granted to him on 23 January 1996 by José María Lucena Conde, Notary Public of Madrid, and filed under no. 134 and following of his office’s records protocol (hereinafter referred to as “ESPACIO I.T.”),

The Parties to this Agreement will be individually referred to as “Party” and jointly as “the Parties”.

[TR: Two sets of initials appear at bottom left corner of each page of this document, both ill.]

WHEREAS

1.	FERROPEM and ESPACIO I.T. belong, since 1 June 2005, to the same industrial group called GRUPO VILLAR MIR;

2.	FERROPEM is a company dedicated to the manufacture of ferroalloys, and includes the parent company FERROPEM and its French subsidiaries, Société des Produits Industriels du Rhône et INVENSIL, as well as their offices and factories;

3.	ESPACIO I.T. (hereinafter, “the Supplier”), is a business dedicated to the installation, integration, development, management and maintenance of Data Processing Systems, and wishes to supply FERROPEM (hereinafter, “the Client”) with the services mentioned herein above;

4.	GRUPO VILLAR-MIR requests that FERROPEM use the in-house tools of the Group, developed and maintained by ESPACIO I.T. and wishes to subcontract the management of its IT infrastructure to ESPACIO I.T.

IT IS HEREBY AGREED AS FOLLOWS:

ARTICLE 1	OBJECT OF THE AGREEMENT

This Service Agreement (hereinafter, “the Agreement”) defines:

•	the service performances of the Supplier for FERROPEM users at all levels of the organization;

•	the arrangements made in order to monitor the commitments and relations between the Supplier and its Client;

•	the conditions in which the Supplier provides the services and IT products requested by the Client.

The field of application is the FERROPEM IT management system. The industrial and process IT is excluded from the Agreement’s application scope.

The monitoring of the Agreement is assured by the Supplier, represented by its Director and its Quality Assurance Manager, and the Client, represented by its IT Systems Manager.

These provisions are grouped into different types of services, which are:

•	The network

•	The servers

•	The applications

•	The user’s workstation

•	Licences and right of use for standard software

•	Definition of standards and negotiation of framework agreement

ARTICLE 2:	DESCRIPTION OF THE SERVICE SUPPLIED BY ESPACIO I.T.

The services supplied by ESPACIO I.T. under the Agreement include, specifically, the following provisions:

2.1	NETWORK

The Supplier is entrusted with the remote network, which links each Client Site with the Supplier’s Central Server and with the internet (hereinafter, “WAN”). The internal network at the factories (hereinafter, “LAN”) is excluded from this Agreement and is responsibility of the Client.

2.1.1	The Client has contracted, in consideration of the technological standards defined by the Supplier, the implementation and management of the Network to an external company (hereinafter known as “the Network Administrator”). It therefore ensures the management of the agreement with this company. The Supplier is responsible with regards to the Client for the Network’s administration.

2.1.2	The Supplier undertakes to monitor the Network during business hours in France for as long as the telecommunications operator allows this.

2.1.3	The Supplier undertakes to alert the Client’s Data Processing Division for all dysfunctions identified (disconnection, saturation, etc.) and to do all that is necessary with the Network Administrator for a quick resolution of the incident.

2.1.4	The Supplier undertakes to ensure high availability (availability rate defined in Annex 2) and proper functioning (brief response time and no saturation) of the Network during the hours established in Annex 2.

2.1.5	The Client and the Supplier undertake to mutually alert each other regarding all opening of incidents with the Network Administrator.

2.2	SERVERS

2.2.1	The list of servers entrusted to the Supplier (hereinafter known as “the Servers”) is given in Annex 3.

2.2.2	Hardware maintenance of the local servers is the responsibility of the Client.

2.2.3	Hardware maintenance of the central servers is the responsibility of the Supplier.

2.2.4	The Supplier undertakes to monitor the Servers during business hours in France.

2.2.5	The Supplier must alert the FERROPEM Data Processing Division in the event of a problem on one of the Servers within the period set in Annex 2.

2.2.6	The Supplier undertakes to resolve problems that could arise on the Servers within the period set in Annex 2.

2.2.7	The Supplier is entrusted with the monitoring and proper functioning of the back-ups. For this, it has supplied the Client with a back-up procedure.

2.2.8	The Client undertakes to follow the back-up procedure furnished by the Supplier.

2.2.9	The Client must inform the Supplier regarding incidents that it may detect, through email sent to systemas@eit.es.

2.3	APPLICATIONS

The Supplier ensures the support and maintenance of the applications under its responsibility, namely the applications identified in the table Supplier in Annex 4 under “EIT” responsibility:

For each of its applications, the Supplier undertakes to:

2.3.1	supply the Client with the hardware installations (servers, disks, back-up tapes, etc.) allowing the application to function,

2.3.2	ensure availability of the application. How this varies according to the application is defined in Annex 2,

2.3.3	monitor the applications with a view to analysing the transaction loads and carry out the adequate corrections in order to optimise the system,

2.3.4	supply the level 2 assistance necessary for users via the direct telephone lines of the managers of each application during the hours established in Annex 2. In the case of a holiday in Spain, the Supplier undertakes to provide the Client with a centralised telephone number for the communication of incidents.

2.3.5	resolve the problems communicated by email to incidenciasPEM@eit.es during business hours in France within the period depending on the critical nature of the problem defined in Annex 2,

2.3.6	maintain the current interfaces between the central application GES-INDUS and the PEM local applications: CONEX, CCMX, GESTRECH and GESPROD,

2.3.7	guarantee the reliability of the application (software and database) and of the hardware support (server, disks, etc.) in order to avoid all loss of information able to impact the Client’s business,

2.3.8	make the back-ups and restorations necessary in order to ensure the permanence of the application and in order to avoid all losses of information,

2.3.9	guarantee a good level of service (reasonable response time and good performance of transactions). Concerning messaging, the Supplier may, after informing the Client, limit the types and size of files exchanged,

2.3.10	ensure the security of access to the information: the opening of access to the applications and under the Client’s responsibility. The Supplier undertakes to put in place the safety mechanisms necessary to ensure that the rights of access defined by the Client indeed guarantee access only to the data authorised by the Client.

2.4	WORKSTATION AND PRINTER

2.4.1	The acquisition and maintenance of the workstations and printer is the Client’s responsibility.

2.4.2	The Supplier undertakes to assist the Client in order to help implement a master, allowing quick installation of all the standard software at a workstation.

2.5	LICENCE AND RIGHT OF USE OF STANDARD SOFTWARE

2.5.1	The Client will benefit from the group agreement negotiated by the Supplier on behalf of GRUPO VILLAR MIR for the acquisition of licences.

2.5.2	The acquisition of licences will be done directly by the Client.

2.5.3	The Supplier declares and guarantees to the Client the legal obtainment of the licences of all the software necessary for the use of the central applications managed by the Supplier.

2.5.4	The Supplier must inform the Client in good time in the event of any change in the licences and rights of use.

2.6	DEFINITION OF THE STANDARDS AND NEGOTIATION OF FRAMEWORK AGREEMENTS

The Supplier is responsible for:

2.6.1	The definition of the technological standards to be used in the Client’s IT environment.

2.6.2	The negotiation of framework agreements with Supplier in order to ensure the provision of certain services or the acquisition of certain IT tools that, according to the Provider’s criteria, are necessary for the provision of certain services.

ARTICLE 3:	PROJECTS

Independent of these services, the Supplier must provide other supplementary services not covered in this Agreement, such as the study, development and implementation of new applications, migration to new platforms, and any other service for which the Client may have need within the field of IT services.

These requests will then be the object of an independent project whose terms and conditions will be agreed between the Parties.

For this purpose and before the execution by the Supplier of these works or services, the Client will pay the Supplier the lump sum previously agreed between the Parties. These works or services may be carried out directly by the Supplier or by subcontractors with whom the Supplier may decide to sign an Agreement. In the event of subcontracting, the Supplier is guarantor for the quality, the cost and adherence of the provision.

ARTICLE 4:	PLACE AND NATURE OF THE PROVISION

The services that are the object of the Agreement are supplied from the ESPACIO I.T. premises, located at C/ Gobelas, n. 45-49, Madrid (Spain).

For this, the Supplier will use its IT environment as well as the Client’s local equipment connected by a teleprocessing system to the ESPACIO I.T. central Server.

If necessary, the Provider’s personnel may be dispatched, with the prior agreement of the Client, to the different sites of FERROPEM. In this case, the displacement fees (travel and meals) of the Provider’s personnel will be assumed by the Client.

The Provider’s IT environment belongs to the Supplier through the Contract’s effective duration, with the exception of services subcontracted to third parties by the Supplier who will assume end responsibility for this.

The Supplier is responsible for the choice of equipment considered to be the most suitable to achieve the service level agreed in the Agreement. This equipment and its successive updates, as necessary, will be previously presented to the Client, who may only refuse them with presentation of valid justification. Maintenance of the Provider’s IT environment, as well as the maintenance and modernization fees, will be assumed by the Supplier.

4.1	ESPACIO I.T. PERSONNEL

The personnel composing the work team set up by the Supplier to execute the Agreement is exclusively bound to ESPACIO I.T. in a manner admitted by Spanish Law. The Supplier will supervise and will be responsible for the behaviour and work of this team, particularly in matters concerning the obligation of confidentiality with regards to the data.

The Client assumes no liability whatsoever for accidents that the Provider’s personnel could suffer, nor for damages that could be caused to third parties, within the framework of its activity covered herein.

4.2	SUBCONTRACTING

The Supplier assumes responsibility vis-à-vis the Client for the execution of the works carried out by the subcontractor. The subcontractor is likewise obliged to ensure the service level, confidentiality and security agreed in the Agreement, for the provision of the works.

ARTICLE 5:	MONITORING OF THE SERVICE LEVEL

5.1	The Supplier undertakes to supply on a monthly basis the metrics allowing analysis of the service levels corresponding to those defined in Annex 2.

5.2	The Parties will analyse these metrics on a monthly basis for the purpose of identifying lines of improvement to be implemented.

5.3	The Parties will revise annually, by common agreement, the content and targets of the agreed service levels.

ARTICLE 6:	FEE AND PAYMENT CONDITIONS

6.1	TOTAL ANNUAL AMOUNT

The total amount, not including tax, of the annual fee for 2006 for the entirety of the provision described in this Agreement’s Article 2 as well as follow-up for these provisions (establishment of metrics and follow-up meeting), is

FIVE HUNDRED AND SEVENTY-THREE THOUSAND, SIX HUNDRED AND FIFTY EUROS (€573,650).

This amount was established for the 8 FERROPEM sites: FERROPEM Headquarters (Chambéry and Paris), Anglefort, Château-Feuillet, Les Clavaux, Montricher, Laudun, Supplier and Marignac, or an annual amount per site of €71,706.25 (hereinafter, “the annual amount per site”).

In the event of elimination of one of the sites, the total amount due will be reduced by a value calculated prorata temporis for the annual period remaining of the annual amount per site.

6.2	INVOICING

The invoicing of this fee will be done quarterly.

The invoices will be issued by the Supplier before the start of each quarter due and must be paid by the Client by bank transfer within the forty-five days following the invoice’s issuance date.

6.3	INFRASTRUCTURE COSTS

The cost of the communication lines, infrastructure network, local servers, micro-IT material (PCs and printers) is assumed by the Client and is not covered in the annual fee defined by this Agreement.

6.4	REVISION OF THE ANNUAL FEE

The fee defined in Article 6.1 will be the object of an annual revision pursuant to the Consumer Price Index in Spain (Spanish CPI) published in January of each financial year by the Spanish National Institute of Statistics and corresponding to the financial year just closed.

The Annual Lump Sum Price does not include protection against inflation. Therefore the amount will be adjusted annually according to the increase in the Spanish CPI. This percentage is published in January of each financial year by the Spanish National Institute of Statistics and corresponding to the previous financial year.

The calculation of the new fee will be done pursuant to the following formula:

F=F0 * (1+S)

Where

F0 = fee of the last revision

F= new fee

S= CPI index published at the date of the revision relative to the preceding year

As a result, once the first year after the Agreement’s start date has elapsed, and on the same date in successive years, the annual price will be modified in the same proportion as the increase in Spanish CPI.

In the event the Spanish National Institute of Statistics ceases to publish the CPI or substantially modifies it in content and form, the Parties will agree to replace it with an equivalent rate, published at least annually.

ARTICLE 7:	INTELLECTUAL PROPERTY

The GES-INDUS application programmes used for the operation of the Client’s management system is the intellectual property of ESPACIO I.T.

The intellectual property rights protect both the programmes that could potentially be created as well as processing, reports, diagrams and schemes prepared by this programme.

ARTICLE 8:	GUARANTEES

8.1	Suitability of the solution

The Supplier guarantees that the solution proposed to the Client at each moment will be the most suitable for the Client’s needs.

8.2	Economising costs

The Supplier declares that its conduct and decisions will be dictated by the principle of economizing costs at all times.

8.3	Technology

The Supplier undertakes to maintain its IT environment in compliance with technological advances in order to avoid obsolescence.

8.4	Quality Agreement

The Supplier guarantees that the provisions covered by this Agreement will be executed pursuant to industry standards and good practices and with a quality level that is suitable for the Client, and that adheres to the service levels defined in Annex 2.

8.5	Availability

The operations services will be carried out by ESPACIO I.T. technical personnel during business hours in France, except for urgent actions that must be carried out as an exception, if necessary, and outside of pre-established hours.

8.6	Data security and back-up

Daily, the Supplier will create a back-up copy of the data and the applications housed in its IT environment in order to reinstate and recover the information in the event of loss.

ARTICLE 9:	RESPONSIBILITIES

The Supplier is responsible for damages and losses caused to the Client or third parties when these arise due to breach by the Supplier of its agreement obligations.

However, the Provider’s responsibility in the event of breach of its obligation is exonerated if this can prove that this breach was caused by a case of force majeure or reasons outside of its control, such as accidents, natural catastrophes, acts of vandalism or theft.

ARTICLE 10:	CONFIDENTIALITY

The Parties undertake total confidentiality and to not, directly or through an intermediary third party or company, reveal to any other person the information regarding the other Party to which they had access under this Agreement.

10.1 PROTECTION AND CONFIDENTIALITY OF THE DATA

The information that the Parties acquire within the context of this Agreement will be considered confidential information. Consequently, the Parties cannot reveal, communicate, diffuse, distribute or store it, totally or partially, nor transform it or apply it to any purpose other than the objectives considered in this Agreement, except for the following hypothetical cases:

(a)	If the other Party has given its written agreement allowing diffusion of the information.

(b)	If this arises from public domain, meaning if this has been the object of written publication or if this has clearly been brought to public awareness and if this fact is not imputable to the Party revealing the information.

The simultaneous existence of the exceptions established in the above paragraph will not be presumed in any case; the Party revealing the information must remove all doubt concerning this if it wishes to have recourse to these exceptions.

The Parties will, in addition, be responsible with respect to the confidentiality of the information provided through their directors, employees, subcontractors, suppliers and consultants and, in general, all persons who had access to the confidential information. This is likewise valid for the damages and losses caused by wrongful or improper use or by disclosure of this information.

The commitment to confidentiality covers all information considered confidential or not, whether technical, economic, financial, and/or commercial, related to business relations and, in general, without any limitation, all information to which the Parties have access as a result of the execution of the commission constituting the object of this Agreement.

This Clause will prevail after the Agreement’s expiry for a period of 5 years.

Once this Agreement expires, each Party must, at the other’s discretion, destroy or return to the other, all information, considered confidential or not, whether technical, economic, financial and/or commercial, that it has in its possession, directly or indirectly, as a result of this Agreement.

10.2 MANAGEMENT OF ACCESS RIGHTS

10.2.1	Pursuant to Article 10.1, the Client is entrusted with defining the openings, closings and modifications of access to information. The Client is in charge of defining users’ access as well as the level of access of these users through use, as much as possible, of the IT tools supplied by the Supplier.

10.2.2	The Supplier guarantees monitoring and Agreement of access (through an access code and a password) to the information pursuant to the access rights defined by the Client.

10.2.3	The Supplier cannot be held responsible if a user of the Client should eventually use the access code and password of a third party.

ARTICLE 11:	MONITORING COMMITTEE

11.1	The Parties undertake to appoint a Monitoring Committee composed of persons appointed for this purpose.

11.2	This Monitoring Committee will serve as interlocutor between the Parties and will execute the following objectives:

11.2.1	Verify the performance, particularly the evolution and implementation of different services and applications. This operation will be stated in the corresponding reports according to the frequency agreed upon.

11.2.2	Interpret all Clauses of this agreement that could be put to question by the Parties.

11.2.3	Resolve potential conflicts that could arise during the execution of the agreement. The members of the Committee will act, meet and gather together all the necessary information.

If the members of the Committee cannot resolve the conflict or problem in interpreting the agreement within the period of 30 calendar days, the managers representing the Parties will be notified in order to reach an amicable solution.

ARTICLE 12:	EFFECTIVE LIFE

This agreement enters into effect on 1 January 2006. It is established by calendar year and tacitly renews from year to year.

Nevertheless, the agreement shall be able to be terminated at any time by either of the Parties through notification to the other, respecting an advance notice time of three months before the Agreement’s expiry date.

ARTICLE 13:	EARLY TERMINATION

The Client may unilaterally terminate this Agreement through registered letter with acknowledgement of receipt addressed to the Supplier, in the following cases:

13.1	Due to reiterated interruption by the Supplier of the services that are the object of the Agreement for a period of four business days;

13.2	Bankruptcy and insolvency of the Supplier;

13.3	Non-execution by the Supplier of its obligations and guarantees assumed in this Agreement;

13.4	Absorption or merger of the Supplier by other companies. In this case, the Client may decide to continue to provide in the same conditions all the services comprising the object of this Agreement.

13.5	Out of mere convenience.

In the event the Agreement is terminated by the Client pursuant to Articles 13.1, 13.2, 13.3 and 13.4, the Supplier will pay PEM the sum of 3,000 euros for breach of contract for which it is responsible. In the event the Agreement is terminated by the Client pursuant to Article 13.5, the Client will pay the Supplier a lump sum compensation of 3,000 euros.

ARTICLE 14:	TRANSITION OF THE AGREEMENT SERVICES

In the event of the expiry or termination of this agreement, the Client and the Supplier will cooperate in good faith to make a transfer possible, in due form, to the Client or to a third party chosen by the Client of the service provision defined in this agreement. For this purpose, the Parties will prepare, sufficiently in advance and with the diligence necessary, a Transition Plan in which the works and measures to be taken will be specified.

Between the date on which the Supplier receives a notice of expiry or termination of Agreement from the Client and the effective date of this expiry or termination, the Supplier will continue to supply the service at the level defined in this Agreement.

The Supplier undertakes to return to the Client, on this date, all the Client’s data and their copies made within the context of the provision of services.

ARTICLE 15:	SETTLEMENT OF DISPUTES

All disputes that could arise between the Parties during this Agreement’s effect life related to the object given herein and which could not be settled amicably will be submitted to their respective directorates for settlement. In the event the disagreement persists, the dispute will be submitted to GRUPO VILLAR MIR’s General Management.

However, if one of the Parties ceases to be part of GRUPO VILLAR MIR, any dispute that was not able to be amicably settled will be definitively resolved according to the International Chamber of Commerce’s Rules of Conciliation and Arbitration by three arbitrators appointed pursuant to these Rules.

The language of the arbitration will be French and Spanish.

The place of arbitration will be Geneva.

ARTICLE 16:	APPLICABLE LAW

The law applicable to this Agreement will be Spanish Law.

On behalf of FERROPEM SAS	On behalf of ESPACIO I.T., S.A.

[Signature, ill.]	[Signature, ill.]

Jean-Marie Reynaud	Carlos Lafitte

[Stamp]
FerroPem Grupo FerroAtlantica

Société par Actions Simplifiée
642 005 177 RCS Chambéry
Siège Social
517 avenue de la Boisse
73000 CHAMBERY – France
Tel. 04 79 68 31 00